UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 25, 2006

CABOT OIL & GAS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10447	04-3072771
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1200 Enclave Parkway Houston, Texas	77077
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 589-4600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01 Entry into a Material Definitive Agreement.

On August 25, 2006, Cabot Oil & Gas Corporation, a Delaware corporation (“COGC”), and Cody Energy LLC, a Colorado limited liability company (“Cody”) (collectively, the “Seller”), entered into a definitive purchase and sale agreement (the “Agreement”) with Phoenix Exploration Company LP, a Delaware limited partnership (the “Buyer”), to sell its offshore portfolio and south Louisiana properties for total cash consideration of $340 million, subject to customary purchase price adjustments. Proved reserves sold in the transaction totaled approximately 98 Bcfe on the effective date. This included 68 Bcfe currently recorded on COGC’s books as well as an additional 30 Bcfe of proved undeveloped reserves identified in 2006 and not recorded due to COGC’s history of reconciling proved undeveloped reserves only at year-end. The assets to be sold under this Agreement had an average per day production of approximately 49.4 Mmcfe for the first seven months of 2006.

The entry into the Agreement was approved by the COGC’s Board of Directors prior to execution. This transaction has an effective date of August 1, 2006 and is expected to close September 29, 2006, subject to due diligence and other customary closing conditions.

Item 7.01 Regulation FD Disclosure.

On August 29, 2006, COGC issued a press release announcing its entry into the Agreement. A copy of the press release issued by COGC is furnished herewith as Exhibit 99.1. The information contained in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any registration statement filed by COGC under the Securities Act of 1933 unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press release issued by Cabot Oil & Gas Corporation dated August 29, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CABOT OIL & GAS CORPORATION

By:	/s/ Henry C. Smyth
Henry C. Smyth
Vice President, Controller and Treasurer

Date: August 29, 2006

EXHIBIT INDEX

99.1	—	Press release issued by Cabot Oil & Gas Corporation dated August 29, 2006